Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS RESULTS FOR THE 2008 SECOND QUARTER,

NEW STUDENT ENROLLMENT INCREASED 22.5%; EPS INCREASED 37.9% TO $1.20

CARMEL, IN, July 24, 2008—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the second quarter of 2008 increased 22.5% to 14,751 compared to 12,043 in the second quarter of 2007. Total student enrollment increased 12.1% to 54,793 as of June 30, 2008 compared to 48,873 as of June 30, 2007.

Earnings per share (“EPS”) in the second quarter of 2008 increased 37.9% to $1.20 compared to $0.87 in the second quarter of 2007. Revenue in the three months ended June 30, 2008 increased 13.6% to $246.4 million compared to $217.0 million in the second quarter of 2007. Operating margin increased 440 basis points to 31.0% in the second quarter of 2008 compared to 26.6% in the same period in 2007.

The company provided the following information for the three and six months ended June 30th, 2008 and 2007:

Financial and Operating Data For The Three Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$246.4	$217.0	13.6%
Operating Income	$76.3	$57.7	32.3%
Operating Margin	31.0%	26.6%	440 basis points
Net Income	$47.1	$35.9	31.4%
Earnings Per Share (diluted)	$1.20	$0.87	37.9%
New Student Enrollment	14,751	12,043	22.5%
Continuing Students	40,042	36,830	8.7%
Total Student Enrollment as of June 30th	54,793	48,873	12.1%
Quarterly Persistence Rate (A)	73.9%	74.7%	(80) basis points
Revenue Per Student	$4,547	$4,402	3.3%
Cash and Cash Equivalents, Restricted Cash and Investments as of June 30th	$249.9	$300.9	(16.9)%
Bad Debt Expense as a Percentage of Revenue	3.9%	2.5%	140 basis points
Days Sales Outstanding as of June 30th	10.8 days	4.2 days	6.6 days
Deferred Revenue as of June 30th	$138.3	$192.4	(28.1)%
Debt as of June 30th	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	39,167,000	41,110,000
Shares of Common Stock Repurchased	--	720,000 (B)
Land and Building Purchases	$6.9 (C)	$3.8 (D)	82.5%
Number of New Colleges in Operation	2	3
Capital Expenditures, Net	$5.3	$4.4	19.5%

Financial and Operating Data For The Six Months Ended June 30th
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$481.3	$421.2	14.3%
Operating Income	$145.0	$101.8	42.5%
Operating Margin	30.1%	24.2%	590 basis points
Net Income	$89.8	$63.5	41.5%
Earnings Per Share (diluted)	$2.28	$1.53	49.0%
Revenue Per Student	$8,976	$8,756	2.5%
Bad Debt Expense as a Percentage of Revenue	3.5%	2.4%	110 basis points
Weighted Average Diluted Shares of Common Stock Outstanding	39,339,000	41,350,000
Shares of Common Stock Repurchased	865,000 (E)	1,529,900 (F)
Land and Building Purchases	$13.2 (G)	$8.7 (H)	51.7%
Number of New Colleges in Operation	5	6
Capital Expenditures, Net	$7.8	$6.9	12.2%

_______________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.
(B)	For approximately $75.7 million or at an average price of $105.16 per share.
(C)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.
(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at six of the company’s locations.
(E)	For approximately $71.8 million or at an average price of $83.01 per share.
(F)	For approximately $140.8 million or at an average price of $92.01 per share.
(G)

Represents costs associated with purchasing a parcel of land on which the company is building a facility, and purchasing, renovating, expanding or constructing buildings at 15 of the company’s locations.

(H)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at nine of the company’s locations.

Kevin M. Modany, Chairman, CEO and President of ITT/ESI, said, “Our second quarter results were outstanding in all areas of the business. These results demonstrate that our faculty, staff and management team are well prepared to handle the recent disruption in student financing, and that their number one priority is to continue helping people improve their lives through a high-quality postsecondary education. We could not be more proud of our colleges’ performance or more pleased with the impressive results that we report to you today as a result of their efforts. Our second quarter results far exceeded our expectations and, as a result, we are raising our internal goal for 2008 EPS from the range of $4.10 to $4.60 to the revised range of $4.65 to $4.75. We believe that we are extremely well positioned to achieve our internal goals for 2008.”

Modany observed, “We experienced a very favorable advertising environment in the second quarter of 2008, and those conditions persisted as we entered the third quarter of 2008. Interest in our programs of study during the second quarter was very strong across all six of our schools of study and for programs delivered in residence and online. The strong student interest was generated by our second quarter advertising expenditures, which increased 2% year-over-year. That rate of increase was below our planned level of expenditures and was primarily the result of the current economic conditions affecting the general advertising market. Looking forward to the second half of the year, we anticipate that the increase in our quarterly advertising expenditures compared to the same prior year quarters will be at or below our originally planned increase of between 10% to 15%. Consistent with our successful historical practice and our strategic growth plan, we anticipate using those additional advertising expenditures to promote new colleges and program offerings.”

Modany noted that, “Our quarterly persistence rate declined 80 basis points to 73.9% in the second quarter compared to 74.7% in the same period in 2007. Excluding the increase in the number of graduates in the second quarter of 2008, however, our quarterly persistence rate in the second quarter was consistent with the same prior year quarter. The number of graduates in the second quarter of 2008 increased as a result of the improvements in our student retention that we experienced in 2007. We believe that our quarterly persistence rate in the remaining quarters of 2008 will be fairly consistent with the rate reported for the same quarters in the prior year after excluding year-over-year increases in graduates.”

Modany commented that, “We continued to expand our geographic footprint in the second quarter of 2008 by beginning operations at our 101st college in Phoenix, AZ and our 102nd college in Columbus, OH. These two new colleges bring to five the total number of new locations opened during the first half of 2008 and position us well to achieve our 2008 goal of opening between six and eight new locations.”

Modany reported that, “The period for measuring the employment success of our 2007 graduates ended in the second quarter. I am pleased to report that approximately 82% of our 2007 employable graduates obtained employment in positions using skills taught in their programs of study by April 30, 2008, compared to 81% of our 2006 employable graduates by April 30, 2007. In addition, the average annual salary reported by our 2007 employed graduates increased 5% to approximately $32,400 compared to the average annual salary reported by our 2006 employed graduates. As of June 30, 2008, the percentage of our 2008 employable graduates who obtained employment in positions using skills taught in their programs of study was approximately the same percentage as our 2007 employable graduates at the same point in the prior year. The average annual salary reported by our 2008 employed graduates through June 30, 2008, however, is approximately 5% higher than the average annual salary reported by our 2007 employed graduates through June 30, 2007.”

Modany concluded, “As we began the second half of 2008, the operating environment for the ITT Technical Institutes continued to be very positive, and the demand for our high-quality programs across all six of our schools of study remained very strong. We are on track with all of the components of our growth strategy for 2008, and we have a high degree of confidence in the ability of our management team, faculty and staff to achieve our internal operating and financial goals for 2008.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Revenue increased 13.6% to $246.4 million in the three months ended June 30, 2008 compared to $217.0 million in the same period in 2007. The increase in revenue was primarily due to increases in student enrollment and tuition rates.”

Fitzpatrick continued, “Operating margin in the three months ended June 30, 2008 increased 440 basis points to 31.0% compared to 26.6% in the second quarter of 2007. This increase was primarily due to further leveraging of our fixed operating costs, additional operating efficiencies related to our delivery of educational services and greater efficiencies realized in the execution of our marketing and advertising plan during the quarter.”

Fitzpatrick added, “Bad debt expense as a percentage of revenue increased to 3.9% in the three months ended June 30, 2008 compared to 2.5% in the same period in 2007. Days sales outstanding as of June 30, 2008 were 10.8 days, compared to 4.2 days at the same point in 2007. We believe that our bad debt expense as a percentage of revenue and our days sales outstanding could increase in the remaining quarters of 2008 as we continue to offer internally funded financing to eligible students who fail to qualify for private education loans.”

Fitzpatrick further noted, “In the three months ended June 30, 2008, we did not repurchase any shares of our common stock. There are approximately 4.2 million shares remaining to be repurchased under our current share repurchase program. We intend to resume repurchasing our shares in the remainder of 2008, if market conditions are appropriate.”

Fitzpatrick closed by noting, “We believe that we are very well positioned to continue achieving our internal operating and financial goals, and that the fundamentals of our business are incredibly strong.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to collect internally funded financing from its students; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Denise Hooker	www.ittesi.com

(317) 706-9205

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	June 30, 2008	December 31, 2007	June 30, 2007
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,691	$7,228	$10,079
Short-term investments	170,500	303,360	290,285
Accounts receivable, net	29,198	15,132	9,930
Deferred income taxes	11,776	7,418	9,464
Prepaid expenses and other current assets	10,771	16,685	25,470
Total current assets	300,936	349,823	345,228

Property and equipment, net	162,987	153,265	151,309
Direct marketing costs, net	21,963	20,567	21,207
Other assets	18,675	17,298	11,304
Total assets	$504,561	$540,953	$529,048

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$--	$--	$21,429
Accounts payable	54,409	45,120	60,117
Accrued compensation and benefits	20,823	16,137	14,129
Accrued income taxes	5,443	6,028	--
Other accrued liabilities	13,198	11,512	12,110
Deferred revenue	138,338	213,127	192,392
Total current liabilities	232,211	291,924	300,177

Long-term debt	150,000	150,000	128,571
Deferred income taxes	10,818	11,754	11,855
Other liabilities	18,486	16,717	15,116
Total liabilities	411,515	470,395	455,719

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541	541
Capital surplus	131,389	127,017	110,082
Retained earnings	620,901	531,363	479,372
Accumulated other comprehensive (loss)	(3,417)	(3,417)	(6,364)
Treasury stock, 15,235,461, 14,375,582 and 13,702,384
shares, at cost	(656,368)	(584,946)	(510,302)
Total shareholders' equity	93,046	70,558	73,329
Total liabilities and shareholders' equity	$504,561	$540,953	$529,048

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Revenue	$246,411	$216,982	$481,261	$421,152

Costs and expenses:
Cost of educational services	95,183	90,581	187,208	181,351
Student services and administrative expenses	74,910	68,725	149,036	138,018
Total costs and expenses	170,093	159,306	336,244	319,369

Operating income	76,318	57,676	145,017	101,783
Interest income	1,177	2,798	3,210	5,747
Interest (expense)	(1,057)	(2,078)	(2,576)	(4,183)
Income before provision for income taxes	76,438	58,396	145,651	103,347
Provision for income taxes	29,307	22,538	55,888	39,892

Net income	$47,131	$35,858	$89,763	$63,455

Earnings per share:
Basic	$1.21	$0.89	$2.30	$1.56
Diluted	$1.20	$0.87	$2.28	$1.53

Supplemental Data:
Cost of educational services	38.6%	41.7%	38.9%	43.0%
Student services and administrative expenses	30.4%	31.7%	31.0%	32.8%
Operating margin	31.0%	26.6%	30.1%	24.2%
Student enrollment at end of period	54,793	48,873	54,793	48,873
Technical institutes at end of period	102	93	102	93
Shares for earnings per share calculation:
Basic	38,842,000	40,449,000	39,020,000	40,682,000
Diluted	39,167,000	41,110,000	39,339,000	41,350,000

Effective tax rate	38.3%	38.6%	38.4%	38.6%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$47,131	$35,858	$89,763	$63,455
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,763	6,099	11,257	12,740
Provision for doubtful accounts	9,685	5,349	16,618	9,990
Deferred income taxes	(3,666)	(2,945)	(5,303)	(6,551)
Excess tax benefit from stock option exercises	(54)	(12,224)	(87)	(23,274)
Stock-based compensation expense	1,928	1,196	4,103	3,171
Changes in operating assets and liabilities:
Restricted cash	(159)	(7)	5,858	(13)
Accounts receivable	(23,811)	(5,421)	(30,684)	(10,553)
Direct marketing costs, net	(659)	353	(1,396)	421
Accounts payable	(2,395)	3,730	9,286	12,169
Accrued income taxes	(18,626)	(5,259)	(485)	7,239
Other operating assets and liabilities	2,160	1,316	6,882	14
Deferred revenue	(65,310)	(13,378)	(74,789)	(9,770)
Net cash flows from operating activities	(48,013)	14,667	31,023	59,038

Cash flows from investing activities:
Facility expenditures and land purchases	(6,896)	(3,778)	(13,189)	(8,696)
Capital expenditures, net	(5,286)	(4,423)	(7,790)	(6,942)
Proceeds from sales and maturities of investments	180,430	593,489	471,805	1,184,306
Purchase of investments	(138,845)	(542,314)	(338,945)	(1,279,584)
Net cash flows from investing activities	29,403	42,974	111,881	(110,916)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	54	12,224	87	23,274
Proceeds from exercise of stock options	234	7,916	275	17,541
Repurchase of common stock	--	(75,714)	(71,803)	(140,763)
Net cash flows from financing activities	288	(55,574)	(71,441)	(99,948)

Net change in cash and cash equivalents	(18,322)	2,067	71,463	(151,826)

Cash and cash equivalents at beginning of period	97,013	8,012	7,228	161,905

Cash and cash equivalents at end of period	$78,691	$10,079	$78,691	$10,079